EXHIBIT 10.33

KRISPY KREME DOUGHNUTS, INC.
2000 STOCK INCENTIVE PLAN

FORM OF
RESTRICTED STOCK AGREEMENT

     THIS AGREEMENT is made as of _______________, by and between Krispy Kreme Doughnuts, Inc., a North Carolina corporation having its principal office at 370 Knollwood Street, Winston-Salem, North Carolina 27103 (the “Corporation”), and ___________________ (“Employee”).

W I T N E S S E T H:

     WHEREAS, the Board of Directors and shareholders of the Corporation have approved the Krispy Kreme Doughnuts, Inc. 2000 Stock Incentive Plan (the “Plan”), for the purposes and subject to the provisions set forth in the Plan;

     WHEREAS, pursuant to authority granted to it in the Plan, the Compensation Committee of the Board of Directors of the Corporation (the “Committee”) has, on behalf of the Corporation, granted to Employee restricted shares of Common Stock of Krispy Kreme Doughnuts, Inc., as set forth below; and

     WHEREAS, this Agreement evidences the grant of restricted stock under the Plan.

     NOW, THEREFORE, in consideration of the foregoing, of the mutual promises set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Award of Restricted Stock

     This Agreement sets forth the terms of an award to the Employee of ________restricted shares of the Corporation’s Common Stock (the “Restricted Stock”), subject to, and in accordance with, the restrictions, terms and conditions set forth in this Agreement. The grant date of this award of Restricted Stock is ______________ (“Grant Date”).

2. Restrictions

     If Employee remains employed by the Corporation, Employee shall become vested in the Restricted Stock in ____________equal installments beginning on __________, and continuing on the next __________ anniversaries of the Grant Date (each such date shall be a “Vesting Date”), all as set forth below:

Cumulative Number
of
Date	Shares Vested

     On each Vesting Date, Employee shall own the vested shares of Restricted Stock free and clear of all restrictions imposed by this Agreement. The Corporation shall deliver a certificate(s) (or other evidence of ownership, such as book entry) for the vested shares of Restricted Stock to Employee as soon as practical after each Vesting Date. For purposes of this Agreement, employment with a Subsidiary of the Corporation shall be considered employment with the Corporation.

3. Certificates

     The Restricted Stock granted hereunder may be evidenced in such manner as the Committee shall determine, including, but not limited to tracking through book entry. If certificates representing Restricted Stock are registered in the name of the Employee, the Committee may require that such certificates bear an appropriate legend (the “Restrictive Legend”) referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Corporation retain physical possession of the certificates, and that the Employee deliver a stock power to the Corporation, endorsed in blank, relating to the Restricted Stock. Upon the vesting of the Restricted Stock pursuant to the terms hereof and the satisfaction of any withholding tax liability pursuant to Section 8 hereof, the certificates evidencing such vested shares of Common Stock, not bearing the Restrictive Legend, shall be delivered to the Employee or other evidence of vesting of shares of Common Stock shall be provided to the Employee, such as tracking through book entry.

4. Rights as a Shareholder

     Except as otherwise provided in this Agreement and the Plan, Employee shall have all of the rights of a shareholder of the Corporation with respect to the shares of Restricted Stock, including the right to vote such shares. All dividends declared and paid by the Corporation on shares of Restricted Stock shall be paid in the form of Restricted Stock having a Fair Market Value on the dividend payment date equal to the amount of the cash dividend. Such shares of Restricted Stock will vest at the same time as the shares of Restricted Stock in respect of which they are issued and shall otherwise have terms identical to the terms of such Restricted Stock.

5. Effect of Termination of Employment on Restricted Stock

     Any unvested Restricted Stock shall be automatically forfeited upon the Employee’s Termination of Employment for any reason other than due to Employee’s death, Retirement or Disability. In the event of a Termination of Employment of the Employee due to his or her death, Retirement or Disability, the Restricted Stock will become immediately vested in full.

6. Nontransferability

     The Restricted Stock shall not be transferable or assignable, other than by will or the laws of descent and distribution, and any such purported transfer or assignment shall be null and void without the express consent of the Committee. Employee agrees to appropriate legends on the Restricted Stock in order to reflect the vesting provisions set forth herein and to reflect any restrictions required by applicable securities laws.

7. Change in Control

     In the event of a “Change in Control,” the restrictions on the Restricted Stock shall lapse and the Restricted Stock shall become vested in full, provided that Employee has not incurred a Termination of Employment prior to the date thereof. For purposes hereof, “Change in Control” shall have the meaning set forth in the Plan, except in the case of a transaction described in clauses (1) or (3) of paragraph (b) of such definition, the consummation of such a transaction, rather than the approval by shareholders of the Corporation of such transaction or an agreement to effect such a transaction, shall constitute a Change in Control.

8. Taxes and Withholding

     (a) Employee shall be responsible for all federal, state and local income taxes payable with respect to this award of Restricted Stock. Employee shall have the right to make such elections under the Internal Revenue Code of 1986, as amended, as are available in connection with this award of Restricted Stock. The Corporation and Employee agree to report the value of the Restricted Stock in a consistent manner for federal income tax purposes. Employee acknowledges that he or she may incur substantial tax liability as a result of the grant of Restricted Stock to him or her upon the lapse of the restrictions hereunder.

     (b) The Corporation shall have the right to retain and withhold from any vesting of Restricted Stock the minimum amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to such vesting. At its discretion, the Corporation may require Employee to immediately reimburse the Corporation for any such taxes required to be withheld and may withhold any distribution in whole or in part until the Corporation is so reimbursed. In lieu thereof, the Corporation shall have the right to withhold from any other cash amounts due to Employee an amount equal to such taxes required to be withheld or withhold and cancel (in whole or in part) a number of shares of Restricted Stock having a market value not less than the amount of such taxes. In addition, Employee may elect to satisfy the withholding requirement, in whole or in part, by having the Corporation withhold Shares with a Fair Market Value equal to the minimum statutory tax required to be withheld.

9. Modification of Agreement

     This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

10. Severability

     The provisions of the Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

11. Notices

     Any and all notices under this Agreement shall be in writing, and sent by hand delivery or by certified or registered mail (return receipt requested and first-class postage prepaid), in the case of the Corporation, to its principal executive offices to the attention of the Chief Financial Officer, and, in the case of Employee, to Employee’s address as shown on the Corporation’s records.

12. Binding Effect

     (a) This Agreement shall be binding upon and inure to the benefit of any assignee or successor in interest to the Corporation, whether by merger, consolidation or the sale of all or substantially all of the Corporation’s assets.

     (b) This Agreement shall be binding upon and inure to the benefit of Employee and his or her legal representative and any person to whom the Restricted Stock may be transferred by will, the applicable laws of descent and distribution, or otherwise in accordance with the terms of the Plan.

13. Agreement to be Bound by Plan

     Employee hereby acknowledges that Employee fully understands his or her rights under the Plan, and that Employee agrees to be bound by all the terms and provisions of the Plan.

14. Plan Controls

     The Restricted Stock and the terms and conditions set forth herein are subject in all respects to the terms and conditions of the Plan (which are incorporated herein by reference). Except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan. To the extent that any conflict may exist between any term or provision of this Agreement and any term or provision of the Plan, such term or provision of the Plan shall control.

15. Rights to Future Grants; Compliance with Law

     Nothing in this Agreement shall be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Corporation, any Subsidiary or affiliate shall continue to employ Employee, nor shall this Agreement affect in any way the right of the Corporation, any Subsidiary or affiliate to terminate the employment or other service of Employee at any time and for any reason. By Employee’s execution of this Agreement, Employee reaffirms and acknowledges and agrees that Employee’s employment or other service to the Corporation, any Subsidiary or affiliate is “at will.” No change of Employee’s duties with respect to the Corporation, any Subsidiary or affiliate shall result in, or be deemed to be, a modification of any of the terms of this Agreement. Employee acknowledges and agrees that the award and acceptance of Restricted Stock pursuant to this Agreement does not entitle Employee to future grants under the Plan or any other plan.

16. Covenants and Representations of Employee

     Employee represents, warrants, covenants and agrees with the Corporation as follows:

     (a) Employee has not relied upon the Corporation with respect to any tax consequences related to the grant or sale of the Restricted Stock. Employee acknowledges that, as a result of the grant and vesting of Restricted Stock and/or sale of Shares, Employee may incur a substantial tax liability. Employee assumes full responsibility for all such consequences and the filing of all tax returns and elections Employee may be required or find desirable to file in connection therewith.

     (b) Employee will not distribute or resell any Restricted Stock (or other securities) issuable upon lapse of the restrictions hereunder in violation of law. Employee shall comply with all provisions of the Corporation’s Securities Trading Policy and the Corporation’s Stock Ownership Guidelines, each as in effect from time to time.

     (c) The agreements, representations, warranties and covenants made by Employee herein with respect to the Restricted Stock shall also extend to and apply to all of the Shares issued to Employee from time to time upon the lapse of the restrictions. Acceptance by Employee of any certificate representing Shares shall constitute a confirmation by Employee that all such agreements, representations, warranties and covenants made herein continue to be true and correct at that time.

17. Governing Law

     This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of North Carolina, without giving effect to the conflicts of laws provisions thereof.

18. Waiver

     The waiver by the Corporation of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

19. Limitation of Liability

     The liability of the Corporation under this Agreement and in the award of the Restricted Stock hereunder is limited to the obligations set forth herein with respect to such award, and nothing herein contained shall be interpreted as imposing any liability in favor of Employee or any others with respect to any loss, cost or expense which Employee or others may incur in connection with or arising out of any transaction involving the Restricted Stock.

20. Entire Agreement

     The parties hereto agree that this Agreement sets forth all of the promises, agreements, conditions, understandings, warranties, and representations between the parties with respect to the award of Restricted Stock and that there are no promises, agreements, conditions, understandings, warranties, or representations, oral or written, express or implied between the parties with respect to the award of Restricted Stock other than as set forth in this Agreement and in the Plan. Any modifications or any waiver of any provision contained in this Agreement shall not be valid unless made in writing and signed by the person or persons sought to be bound by such waiver or modifications.

21. Authority of Committee

     All determinations made by the Committee with respect to the interpretation, construction and application of any provision of this Agreement shall be final, conclusive and binding on the parties.

22. Definitions

     (a) “Retirement” shall mean Employee’s Termination of Employment at a time when, the sum of Employee’s age and years of employment with the Corporation, its Subsidiaries and affiliates equals or exceeds 65.

     (b) “Termination of Employment” means the discontinuance of Employee’s service relationship with the Corporation, its Subsidiaries and affiliates, including but not limited to service as an employee of the Corporation, its Subsidiaries and affiliates, as a non-employee member of the board of directors of the Corporation, or as a consultant or advisor to the Corporation, its Subsidiaries and affiliates. Except to the extent provided otherwise in an agreement or determined otherwise by the Committee, a Termination of Employment shall not be deemed to have occurred if the capacity in which Employee provides service to the Corporation changes (for example, a change from consultant status to Employee status, or vice versa) or if Employee transfers among the various entities constituting the Corporation and its Subsidiaries and affiliates, so long as there is no interruption in the provision of service by Employee to the Corporation and its Subsidiaries and affiliates. The determination of whether an Employee has incurred a Termination of Employment shall be made by the Committee in its discretion. An Employee shall not be deemed to have incurred a Termination of Employment if Employee is on military leave, sick leave, or other bona fide leave of absence approved by the Corporation of 180 days or fewer (or any longer period during which Employee is guaranteed reemployment by statute or contract.) In the event an Employee’s leave of absence exceeds this period, he or she will be deemed to have incurred a Termination of Employment on the day following the expiration date of such period.

23. Forfeiture in the Event of Competition and/or Solicitation or other Detrimental Acts

     In return for granting the Restricted Stock to Employee, Employee agrees to the following restrictions.

     (a) Employee expressly agrees and covenants that during the Restricted Period (as defined below), Employee shall not, without the prior written consent of the Corporation, directly or indirectly:

     (i) own, manage, control, participate in, consult with, become employed by or otherwise render services to any Competitive Business (as defined below) in the Territory (as defined below), except that it shall not be considered a violation of this clause for the Employee to be a passive owner of not more than two percent of the outstanding stock of any class of any corporation which is publicly traded, so long as Employee has no active participation in the business of such corporation;

     (ii) induce or attempt to induce any customer, supplier, client or other business relation of the Corporation or its affiliates to cease doing business with the Corporation or its affiliates if such cessation could reasonably be expected to result in material harm to the Corporation;

     (iii) induce or attempt to induce any employee of the Corporation or its affiliates to leave the employ of the Corporation or its affiliates, or in any way interfere with the relationship between the Corporation or its affiliates and any person employed by them; or

     (iv) violate the Corporation’s Securities Trading Policy.

     (b) Employee expressly agrees and covenants that Employee will not, without the prior written consent of the Corporation, directly or indirectly, disclose or use at any time before or after Employee’s Termination of Employment any Confidential Information (as defined below) of which Employee is or becomes aware, whether or not such information is developed by Employee, except to the extent such disclosure or use is directly related to and appropriate in connection with Employee’s performance of duties assigned to Employee by the Corporation or its affiliates. Under all circumstances and at all times, Employee will take all appropriate steps to safeguard Confidential Information in his or her possession and to protect it against disclosure, misuse, espionage, loss and theft.

     (c) If the Committee determines that Employee has violated any provisions of this Section 23 or that Employee’s employment has been terminated for Cause, then Employee agrees and covenants that:

     (i) Employee shall automatically forfeit any rights Employee may have with respect to the Restricted Stock as of the date of such determination; and

     (ii) if Employee has exercised all or any part of the Restricted Stock within the twelve-month period immediately preceding a violation of this Section 23 or termination of Employee’s employment for Cause, upon the Corporation’s demand, Employee shall immediately deliver to the Corporation an amount equal to the gain realized by Employee upon such exercise (the excess of the aggregate Fair Market Value, on the date of exercise, of the Common Stock received upon exercise over the aggregate exercise price of the Restricted Stock with respect to such Common Stock, then less any taxes paid which are not refundable or for which the Employee does not otherwise receive a tax credit or other form of reimbursement).

     (d) Definitions. For purposes of this Section 23, the following definitions shall apply:

     (i) “Competitive Business” means any business listed on Exhibit A hereto.

     (ii) “Confidential Information” means information that is not generally known to the public and that was or is used, developed or obtained by the Corporation or its affiliates in connection with the business of the Corporation or its affiliates and which constitutes trade secrets or information which they have attempted to protect, which may include, but is not limited to, trade “know-how”, customer information, supplier information, cost and pricing information, marketing and sales techniques, strategies and programs, computer programs and software and financial information. It shall not include information (a) required to be disclosed by court or administrative order; (b) lawfully obtainable from other sources or which is in the public domain through no fault of Employee; or (c) the disclosure of which is consented to in writing by the Corporation.

     (iii) “Restricted Period” means the period during which Employee is employed by the Corporation or an affiliate and twelve months following the date that Employee ceases to be employed by the Corporation or an affiliate for any reason whatsoever.

     (iv) “Territory” means:

     (A) The entire United States and any other country where the Corporation or any of its Subsidiaries, joint venturers, franchisees or affiliates has operated a retail facility at which the Corporation’s products have been sold at any time in the one-year period ending on the last day of Employee’s employment with the Corporation or its affiliates;

     (B) In the event that the preceding clause shall be determined by judicial action to define too broad a territory to be enforceable, then “Territory” shall mean the entire United States;

     (C) In the event that the preceding clauses shall be determined by judicial action to define too broad a territory to be enforceable, then “Territory” shall mean the states in the United States where the Corporation or any of its Subsidiaries, joint venturers, franchisees or affiliates has operated a retail facility at which the Corporation’s products have been sold at any time in the one-year period ending on the last day of Employee’s employment with Corporation or its affiliates;

     (D) In the event that the preceding clauses shall be determined by judicial action to define too broad a territory to be enforceable, then “Territory” shall mean the area that includes all of the areas that are within a 50-mile radius of any retail store location in the United States at which the Corporation’s products have been sold at any time in the one-year period ending on the last day of Employee’s employment with the Corporation or its affiliates; and

     (E) In the event that the preceding clauses shall be determined by judicial action to define too broad a territory to be enforceable, then “Territory” shall mean the entire state of North Carolina.

     (e) The Corporation may require Employee, in connection with the exercise of the Restricted Stock, to certify in a manner acceptable to the Corporation that Employee has not violated the terms of this Section 23 and may decline to give effect to such exercise if Employee fails so to certify. If Employee is required to repay any Restricted Stock gain to the Corporation pursuant to this Section 23, Employee shall pay such amount in such manner and on such terms and conditions as the Corporation may require, and the Corporation shall be entitled to withhold or set-off against any other amount owed to Employee by the Corporation or any of its affiliates (other than any amount owed to Employee under any retirement plan intended to be qualified under Section 401(a) of the Code) up to any amount sufficient to satisfy any unpaid obligation of Employee under this Section 23.

     (f) Employee acknowledges and agrees that the period, scope and geographic areas of restriction imposed upon Employee by the provisions of Section 23 are fair and reasonable and are reasonably required for the protection of the Corporation. In the event that any part of this Agreement, including, without limitation, Section 23, is held to be unenforceable or invalid, the remaining parts of Section 23 and this Agreement shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part of this Agreement. If any one of the provisions in this Section 23 is held to be excessively broad as to period, scope and geographic areas, any such provision shall be construed by limiting it to the extent necessary to be enforceable under applicable law.

     (g) Employee acknowledges that breach by Employee of this Agreement would cause irreparable harm to the Corporation and that, in the event of such breach, the Corporation shall have, in addition to monetary damages and other remedies at law, the right to an injunction, specific performance and other equitable relief to prevent violations of your obligations hereunder.

     (h) [If the Corporation is required to prepare an accounting restatement due to the material noncompliance of the Corporation as a result of misconduct pertaining to any financial reporting requirement under the securities laws (“Misconduct”), and such Misconduct is the result of actions taken by either the Chief Executive Officer and/or the Chief Financial Officer, then such of the Chief Executive Officer and/or the Chief Financial Officer as have committed such Misconduct as determined by the Committee shall reimburse the Corporation for (1) any bonus or other incentive-based or equity-based compensation received by either or both of them, as applicable, from the Corporation during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying the financial reporting requirement that gives rise to the restatement; and (2) any profits realized by either or both of them, as applicable, from the sale of securities of the Corporation during that 12-month period.]1

____________________

1	Section 23(h) is only included in the Form of Restricted Stock Agreement for the Company’s Chief Executive Officer and Chief Financial Officer.

24. Holding Period After Resignation or Termination

     In return for granting the Restricted Stock to Employee, Employee agrees that in the event of Employee’s Termination of Employment in a manner that would otherwise permit Employee to exercise Employee’s Restricted Stocks after leaving employment by the Corporation, Employee will nevertheless delay making any transactions in the Corporation’s stock until such time as the Corporation has filed its next succeeding quarterly (10-Q) or annual (10-K) financial filing, as applicable, with the U. S. Securities and Exchange Commission.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

KRISPY KREME DOUGHNUTS, INC.

By:
Title:

EMPLOYEE

Signature:
Printed Name: